MintzLevin Jeffrey P. Schultz | 212 692 6732 | jpschultz@mintz.com	Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

September 17, 2008

Korea Milestone Acquisition Corporation
SoftForum Building
8th Floor
545-7 Dogokdong
Gangnam, Seoul, Korea 135-170

Dear Sirs:

Reference is made to the Registration Statement on Form F-1 (“Registration Statement”) filed by Korea Milestone Acquisition Corporation, a Cayman Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering (i) 5,000,000 units (the “Units”), each Unit consisting of two ordinary shares of the Company, par value $.0001 per ordinary share (the “Ordinary Shares”), and one warrant to purchase one Ordinary Share (the “Warrants”); (ii) up to 750,000 Units (the “Over-Allotment Units”), which the underwriters, for whom Broadband Capital Management LLC is acting as representative, will have a right to purchase from the Company to cover over-allotments, if any; (iii) all Ordinary Shares and all Warrants issued as part of the Units and Over-Allotment Units, and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the Warrant Agreement is governed by New York law, we are rendering this opinion as to New York law.

Based upon and subject to the foregoing, we are of the opinion that each of the Warrants (including the Warrants issuable in connection with the Over-Allotment Units) constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

   Very truly yours,

/s/ Mintz Levin Cohn Ferris Glovsky and Popeo, PC

Mintz Levin Cohn Ferris Glovsky and Popeo, PC